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                                                                   Exhibit 10.99

                       STOCK OWNERSHIP INCENTIVE AGREEMENT

                                      UNDER
                        PINNACLE WEST CAPITAL CORPORATION
                          2002 LONG-TERM INCENTIVE PLAN

      THIS AWARD AGREEMENT is made and entered into as of _________ ___, 20___ (the "Date of Grant"), by and between Pinnacle West Capital Corporation (the "Company"), and (FirstName) ("Employee").

                                   BACKGROUND

      A. The Board of Directors of the Company (the "Board of Directors") has adopted, and the Company's shareholders have approved, the Pinnacle West Capital Corporation 2002 Long-Term Incentive Plan (the "Plan"), pursuant to which stock ownership incentive awards may be granted to employees of the Company and its subsidiaries and to certain other individuals.

      B. The Company desires to grant to Employee a stock ownership incentive award under the terms of the Plan.

      C.    Pursuant to the Plan, the Company and Employee agree as follows:

                                    AGREEMENT

            1. DEFINITIONS. For purposes of this Award Agreement, the following terms have the meanings specified in this Section 1:

                  (a) "AWARD PERIOD" means the period beginning _________ ___, 20___ and ending _________ ___, 20___.

                  (b) "AVERAGE NUMBER OF SHARES OWNED" means (i) the sum of the number of shares of Common Stock (as defined herein) owned by Employee at the _____________ during the Award Period divided by (ii) __________ (___), rounded down to the next whole share.

                  (c) "AVERAGE SHARE PRICE" means the average _____________ price of the Common Stock on the New York Stock Exchange during the Award Period.

                  (d) "BASE SALARY" means the base salary earned by Employee during the Award Period.

                  (e)   "COMMON STOCK" means the common stock of the Company.

                  (f) "OWNERSHIP LEVEL" means the Stock Ownership Value (as defined herein) divided by Employee's Base Salary, expressed as a ratio, carried out to two decimal places and rounded down.

                  (g) "STOCK OWNERSHIP VALUE" means the Average Number of Shares Owned multiplied by the Average Share Price.

            2. GRANT OF AWARD. Pursuant to action of the Committee (as defined herein), which was taken on the Date of Grant, the Company grants to Employee the stock ownership incentive award described in this Award Agreement.

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Stock Ownership Incentive

            3. AWARD SUBJECT TO PLAN. This award is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement. The Committee referred to in Section 4 of the Plan ("Committee") has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.

            4.    STOCK OWNERSHIP INCENTIVE AWARD.

                  (a) GENERAL. Upon satisfaction of the "Threshold Performance Goal" described in Section 4(b) below and the Ownership Level described in Section 4(c) below, the Company will deliver to Employee, as soon as practicable after the end of the Award Period, but no later than _________ ___, 20___, a number of shares of Common Stock equal to
                        _____ percent (__%) of Employee's Average Number of Shares Owned, subject to the limitation described in Subsection 4(d) below. Partial shares will be rounded down to the nearest whole share, when applicable. Attachment A provides a generic example of the operation of a Stock Ownership Incentive Award.

                  (b) THRESHOLD PERFORMANCE GOAL. For purposes of this Award Agreement, the threshold performance goal for the Award Period will have been met if, during the Award Period, the Company's earnings from continuing operations[, excluding the effects of the rate case settlement, plus SunCor Development Company's earnings from discontinued operations] are at least $______ million.

                  (c) OWNERSHIP LEVEL. For purposes of this Agreement, the Common Stock ownership requirement will have been met if Employee's Ownership Level is at least ___ [insert number].

                  (d) MAXIMUM AWARD. If Employee's Ownership Level exceeds _______ (__), the number of shares of Common Stock awarded to Employee will be ____ percent (__%) of the number of shares represented by an Ownership Level of _________ (__) or _______________ shares maximum.

            5.    EVIDENCE OF OWNERSHIP.

                  (a) SHARES HELD IN COMPANY PLANS. Employee is not required to provide ownership evidence of shares of Common Stock owned by Employee and held in any Company-sponsored stock-based plan, such as the Pinnacle West Capital Corporation Investors Advantage Plan or the Pinnacle West Capital Corporation Savings Plan.

                  (b) SHARES HELD OUTSIDE COMPANY PLANS. Shares of Common Stock owned by Employee outside of Company-sponsored stock-based plans (for example, shares held in a brokerage account) will be included in Employee's Average Number of Shares Owned only if Employee provides the Company with written evidence of such ownership (for example, a copy of a brokerage account statement). Employee must provide the Company with evidence of such ownership no later than thirty (30) days following the end of the Award Period.

            6. TERMINATION OF AWARD. This Award Agreement will terminate and be of no further force or effect as of the date during the Award Period that Employee is no

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                  longer employed by the Company or any of its subsidiaries, unless the termination of active employment is due to Employee's death or Disability (as defined herein). In the case of Employee's death or Disability, Employee will be deemed to have been employed by the Company through the end of the Award Period. No adjustment will be made to Employee's "Base Salary" calculation as a result of Employee's death or Disability (e.g., the base salary earned by Employee to the date of Employee's death or Disability will not be annualized over the Award Period). For avoidance of doubt, no acceleration of the Award Period will occur as a result of a change of control of the Company.

                  "Disability" shall mean a period of disability during which Employee qualifies for benefits under employer's long-term disability plan, or, if Employee does not participate in such a plan, a period of disability during which Employee would have qualified for benefits under such a plan, as determined by the Committee, had Employee been a participant in such a plan. The Committee may require such medical or other evidence, as it deems necessary to judge the nature of Employee's condition.

            7. TAX WITHHOLDING. Employee must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local income and payroll tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check , the Company will withhold shares of Common Stock having a Fair Market Value on the date of withholding sufficient to cover the withholding obligation.

            8. NON-TRANSFERABILITY. Neither this award nor any rights under this Award Agreement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

            9. DEFINITIONS; COPY OF PLAN AND PLAN PROSPECTUS. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan Prospectus.

            10. CHOICE OF LAW. This Award Agreement will be governed by the laws of the State of Arizona excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to another jurisdiction.

      An authorized representative of the Company has signed this Award Agreement, and Employee has signed this Award Agreement to evidence Employee's acceptance of the award on the terms specified in this Award Agreement, all as of the Date of Grant.

                                   PINNACLE WEST CAPITAL CORPORATION

                                   By: _________________________________________
                                   Its: Vice President and Treasurer

                                   _____________________________________________
                                   Employee

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                                  ATTACHMENT A

                                 GENERIC EXAMPLE
                        (STOCK OWNERSHIP INCENTIVE AWARD)

ASSUMPTIONS:

      -     Earnings threshold is met.

      -     Employee's Base Salary is $100,000.

      - Employee's Ownership Level must be at least two (2) (Employee's Ownership Level is based on Employee's title) and cannot exceed five
            (5).

      - Grant of shares at four percent (4%) of Employee's Average Number of Shares Owned.

      - Employee owns 5,800 shares of Common Stock at the end of each month during 20___, resulting in the Average Number of Shares Owned equaling 5,800.

      -     The Average Share Price for 20___ is $35.00 per share.

      - Employee's Stock Ownership Value is $203,000 (5,800 shares X $35.00 per share)

      -     Employee's Ownership Level is $203,000 / $100,000, or 2.03.

      -     Employee meets the required Ownership Level of at least 2.

DELIVERY OF COMMON STOCK TO EMPLOYEE:

      - Employee would receive 232 shares of Common Stock (4% of 5,800 shares, rounded down, which represents Employee's Average Number of Shares Owned)

APPLICATION OF THE MAXIMUM:

      -     Same assumptions, except Average Number of Shares Owned equals
            15,000.

      - Employee's Stock Ownership Value is $525,000 (15,000 shares X $35.00 per share)

      -     Employee's Ownership Level is 525,000 / 100,000, or 5.25.

      - Shares are not awarded for Ownership Levels above 5, so five times Base Salary is $500,000 Stock Ownership Value, resulting in 14,285 shares ($500,000 / $35 per share). The 4% award would be based on 14,285 shares; as a result, Employee would receive 571 shares.

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